UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported):  December 9, 2008

NETAPP, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-27130	77-0307520
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification Number)
495 East Java Drive
Sunnyvale, CA 94089
(Address of principal executive offices) (Zip Code)
(408) 822-6000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities
Item 2.06. Material Impairments
SIGNATURES

Item 2.05 Costs Associated with Exit or Disposal Activities.
     On December 9, 2008, NetApp Inc. (the “Company”) decided to cease development and availability of its SnapMirror® for Open Systems (SMOS) product line. The Company originally acquired the product through its acquisition of Topio, Inc. in December 2006. The Company’s facility in Haifa, Israel, currently employs 51 people and will be closed as of January 15, 2009. The Company has not made final employment decisions regarding its employees in Haifa. In connection with the decision to terminate further development and availability of the product line, the Company expects to incur charges of approximately $12 million to $14 million attributable primarily to the impairment of certain intangible assets from its acquisition of Topio, and approximately $5 million to $7 million related to the closure of the Haifa facility (of which up to $5 million may result in future cash expenditures, including lease termination payments and potential one-time severance and termination payments pending the outcome of employment decisions). Substantially all of these charges will be expensed in the third and fourth quarters of the Company’s fiscal year ending April 24, 2009.
     The Company’s decision to terminate SMOS product availability and development was based on customer priorities and actual purchase histories. The market for replication products for disaster recovery purposes is dominated by homogeneous, rather than multivendor, solutions. The Company’s “any-to-any” solution with SMOS was never adopted by customers in the way the Company anticipated.
Item 2.06. Material Impairments
            The information called for by this item is contained in Item 2.05, which is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NETAPP, INC. (Registrant)
December 9, 2008	By:	/s/ Andrew Kryder
Andrew Kryder
Secretary, General Counsel, and Senior Vice President, Legal and Tax